Exhibit 10.3

SHARES ACQUISITION AGREEMENT
(the “AGREEMENT” ) OF
SHANGHAI E & T SYSTEM COMPANY LIMITED
(                            )

1.	THIS AGREEMENT is made on 6th August 2006

BETWEEN:

(1)	Duckworth Investments Limited, (“Duckworth”) a company incorporated in the British Virgin Islands (“the Transferor”); and

(2)	COMTECH (CHINA) HOLDING LTD., (“Comtech China”), a company incorporated in the British Virgin Islands (the “Transferee”).

WHEREAS:

(A)	SHANGHAI E & T SYSTEM COMPANY LIMITED (“ ”) (“The Company”) is a company limited by shares and incorporated in the People’s Republic of China .

(B)	The Transferee intends to acquire totally 40% of the Company’s shares from the Duckworth named in Schedule 1 in an aggregate sum of RMB16,000,000.

(C)
The Transferee and the Transferor have agreed to enter into this Agreement for the purposes of recording the terms and conditions on which the Transferee will purchase totally 40% of the Company’s shares from the Duckworth.

2	Shares Acquisition

Pursuant to this Agreement, Comtech China have agreed to acquire and 潋椉 and 孙瀻 (collectively the “Transferor”) who are the shareholders of the Duckworth named in Schedule 1 have agreed to dispose the shares interest in the Company, representing 40% equity interest in [“                        ”] for a consideration of totally RMB16,000,000 satisfy by cash.

3	Payment of Consideration to the Existing Shareholders

3.1	Comtech China will pay RMB8,000,000 purchase consideration to each “Transferor” respectively (totally RMB16,000,000) on the following manner:-

(A) Payment of RMB5,000,000 to each transferor (totally RMB10,000,000) within 1 month from the day on which the Agreement was signed on the condition of completion of this agreement. ;

(B) Payment of RMB3,000,000 to each transferor (totally RMB6,000,000) no later than 18 months from the day on which the Agreement was signed on the condition of completion of this agreement.

4	Completion

The Agreement will be completed upon completion of the registration procedures to validate the transfer of shares from transferor to transferee in accordance with rules and regulation of the Peoples’s Republic of China.

5	Disclosure

The Existing Shareholders acknowledge that all facts relating to the Company businesses that could reasonably be expected to or would have any material adverse effect on such Company businesses have been fully disclosed to Comtech China or to their legal counsel in the course of the negotiations leading to this Agreement was given and is now complete, true and accurate, taken as a whole, in all material respects and not misleading in any material respect.

6	Announcements

No party shall make or permit any person connected with it to make any announcement concerning this Agreement or any ancillary matter except as required by law or any competent regulatory body or with the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed.

7	Severability

The provisions contained in each clause and sub-clause of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some parts of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

8	General

8.1	Save as provided otherwise in this Agreement, none of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of Comtech China.

8.2	This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement, and any party may enter into this Agreement by executing a counterpart.

8.3
The Existing Shareholders agree, as between themselves, that they shall procure the convening of all meetings and the giving of all waivers and consents and the passing of all resolutions and shall otherwise exercise all powers and rights available to them in order to give effect to the provisions of this Agreement.

8.4
The Existing Shareholders agree, as between themselves, that if any provisions of the memorandum and/or articles of association or incorporation or by-laws of the Company at any time conflict with any provisions of this Agreement, the provisions of this Agreement shall prevail and the existing shareholders shall exercise all powers and rights available to them to procure the amendment of such memorandum and/or articles of association or by-laws to the extent necessary to permit the Company and its affairs to be regulated as provided in this Agreement.

8.5
The Existing Shareholders represent that they are the beneficial and legal owner of the 40% share capital of the Company and their ownership in the Company are free and clear of any lien, charge or encumbrance whatsoever.

8.6
Save as provided otherwise, where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by two or more persons, such person shall be jointly and severally responsible in respect of it.

9	Whole Agreement

9.1
This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Comtech China, provided, however, that any party may waive any of such party’s respective rights hereunder without obtaining the consent of any other party.

9.2
Each of the parties acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this Agreement. Each of the parties waives all rights and remedies which, but for this Sub-clause 9.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this Sub-clause 9.2 shall limit or exclude any liability for fraud.

10	Governing Law

This Agreement shall be governed by and construed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

Schedule 1

Duckworth Investments Limited (Transferor)

Shareholders Name	Paid Up Capital (USD)	Shareholding %

[ ]	1	50.00
[ ]	1	50.00

	2	100.0

This Agreement was signed by the parties on the date first written above.

SIGNED by	)
for and on behalf of	)
COMTECH (CHINA) HOLDING LTD.	) /s/ Jeffrey Kang
in the presence of:

SIGNED by [ ]	)
for and on behalf of	)
Duckworth Investments Limited	) /s/ Shao, Lei
in the presence of:

SIGNED by [ ]	)
for and on behalf of	)
Duckworth Investments Limited	)/s/ Sun, Xun
in the presence of: